UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 18, 2008

Hibbett Sports, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware	000-20969	20-8159608
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

451 Industrial Lane
Birmingham, Alabama  35211
(Address of principal executive offices)

(205) 942-4292
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□      Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On January 18, 2008, the Compensation Committee (the Committee) of the Board of Directors (the Board) of Hibbett Sports, Inc. (the Company) adopted a Change in Control Severance Agreement (the Agreement) for specified Executives of the Company.  The Committee identified the positions of Chief Executive Officer, President, Chief Financial Officer, Vice President of Merchandising and Vice President of Operations of the Company as eligible to receive payments under the Agreement, upon execution by the Executive and upon a Change in Control event defined within the Agreement.

If an Executive employment is terminated by the Company without cause or by the Executive for good reason within: (i) two years following a Change in Control; or (ii) within a six-month period prior to a Change in Control if the Executive’s termination or resignation is also directly related to or occurs in connection with a Change in Control, the Company shall pay the Executive a severance payment in the amount equal to one and one half (1.5) times the sum of the Executive’s covered salary and covered bonus.  The severance shall be paid within thirty (30) days of the Executive’s termination date or the Change in Control date, whichever is later.  In addition, to the extent the Executive has been granted equity compensation under the Company’s equity compensation plans, the Executive’s interest in such awards would become fully exercisable, vested and norforfeitable as of the Change in Control date, to the extent not already exercisable or vested as of such date.

The covered salary for purposes of this Agreement shall mean the highest annual rate of base salary paid to the Executive by the Company prior to the termination or resignation of the Executive’s employment.  The covered bonus for purposes of this Agreement shall mean the average of the actual cash bonuses paid to the Executive for the five years prior to the year of the Executive’s termination or resignation from the Company (or shorter period if the Executive has been employed for a shorter period), but not to exceed the target bonus amount in the year of termination or resignation.

The Agreement is attached to this Form 8-K as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Change In Control Severance Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIBBETT SPORTS, INC.

By:	/s/ Gary A. Smith
Gary A. Smith
Vice President and Chief Financial Officer

January 24, 2008

EXHIBIT INDEX

Exhibit No.	Description

10.1	Change In Control Severance Agreement